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                                   EXHIBIT 5


                                 July 5, 1995


Applebee's International, Inc.
4551 W. 107th Street
Overland Park, Kansas 66207

     Re:  Validity of 2,760,000 Shares of Common Stock of
          Applebee's International, Inc.

Ladies and Gentlemen:

     I have acted as counsel for Applebee's International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 2,760,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, including 300,000 shares to be sold by certain selling stockholders of the Company and 360,000 shares subject to an over-allotment option granted to the underwriters.

     In connection therewith I have examined:

     1. The resolutions of the Board of Directors of the company (a) authorizing the preparation and filing of the Registration Statement,
          (b) approving the Purchase Agreement with the underwriters (the "Purchase Agreement") and (3) authorizing certain related transaction;

     2.   The Registration Statement;

     3.   The Certificate of Incorporation of the Company;

     4.   The Bylaws of the Company; and

     5.   The proposed form of Purchase Agreement.

     I have also made such other factual and legal investigations as I deemed necessary or appropriate in order to render the opinion hereafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified copies or photocopies.
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Applebee's International, Inc.
July 5, 1995
Page 2


     Based solely on the foregoing, I am of the opinion that shares are duly authorized, and, upon delivery by the Company and receipt by the Company of adequate consideration therefor, said shares will be validly issued, fully paid, and nonassessable.

     I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. The opinion set forth in this letter is effective as of the date hereof. No expansion of my opinion may be made by implication or otherwise. I express no opinion other than as herein expressly set forth. I do not undertake to advise you with respect to any matter within the scope of this letter which comes to my attention after the date of this letter and disclaim any responsibility to advise you of future changes of law or fact which may affect the above opinion. Other than the addressee hereof, no one is entitled to rely on this opinion; provided, however, that I hereby consent to all references to the undersigned in the Registration Statement and the Prospectus contained therein, and in all amendments thereto, and to the filing of this opinion by the Company as an exhibit to said Registration Statement.

                                    Very truly yours,



                                    Robert T. Steinkamp
                                    Vice President/General Counsel


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